Consent of Independent Auditors

We consent to the use of our reports dated March 7, 2016 and February 24, 2017, with respect to the financial statements of WHI Growth Fund Q.P., L.P. for the years ended December 31, 2015 and December 31, 2016, respectively, to be filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 119 to the Registration Statement (Form N-1A No. 333-191476) and related Prospectus and Statement of Additional Information of Investment Managers Series Trust II (the Trust) for the registration of the Class A and Class I shares of WV Concentrated Equities Fund, a newly formed series of the Trust.

/s/ ERNST & YOUNG LLP

Chicago, Illinois
April 25, 2017